Exhibit 10.11

EMPLOYMENT AGREEMENT (the “Agreement”) effective as of March 19, 2012 (the “Effective Date”) between Perfect Sting Racing Corporation with an office at 901 South Federal Highway, Hallandale Beach, Florida 33009 (the “Employer”), and Samira Sharmouj, an individual residing at the address reflected on the records of the Employer (the “Executive”).

In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment; Title; Authority.

The Employer hereby employs the Executive, and the Executive hereby accepts employment with the Employer, upon the terms set forth in this Agreement, effective as of the Effective Date and, subject to earlier termination in accordance with Section 5, for the period (the “Contract Period”) beginning on the Effective Date and ending on the earlier of (a) June 30, 2014 and (b) the date substantially all of the assets of the Employer have been distributed to its stockholders. The Contract Period shall be extendible at the Company’s option. The Executive shall serve as Chief Marketing Officer of the Employer during the period of her employment hereunder. The Executive shall report to the Chief Executive Officer of the Employer. The Executive shall not take or authorize to be taken any action outside the ordinary course of the Employer’s business consistent with the past practices of the Employer, or that involves a material long-term commitment, without the prior approval of the Chief Executive Officer.

The Executive acknowledges that the Executive’s employment hereunder is contingent upon the completion of a background investigation in all respects satisfactory to the Employer in the Employer’s sole discretion. The Executive consents to the conduct of such investigation by the Employer (including the disclosure to the Employer of the information obtained as a consequence thereof) and agrees to provide such additional consents and personal information as may be required by the Employer in connection with such investigation.

2. Extent of Services.

(a) The Executive agrees to devote such portion of the Executive’s business time and attention to the performance of the Executive’s duties under this Agreement as is reasonably required to discharge the same. The Executive shall perform such duties to the best of the Executive’s ability and shall use reasonable efforts to further the interests of the Employer. The Executive shall perform the Executive’s assigned duties diligently, loyally, conscientiously and with reasonable skill and shall comply in all material respects with all of the Employer’s rules, procedures and standards applicable from time to time to employees of the Employer with respect to the Executive’s conduct and access to and use of the Employer’s property, equipment and facilities.

(b) The Executive represents and warrants to the Employer that the Executive is able to enter into this Agreement and that the Executive’s ability to enter into this Agreement and to fully perform all duties hereunder are not limited to or restricted by any agreements or understandings between the Executive and any other person. For the purposes of this Agreement, the term “person” means any natural person, corporation, partnership, limited liability partnership, limited liability company, or any other entity of any nature, including any unincorporated association.

(c) The Executive represents and warrants that the Executive currently has, and throughout the term of the Executive’s employment hereunder shall maintain such securities licenses and registrations as the Employer determines are necessary to permit the Executive to perform any incidental duties related to offerings of securities by the Employer and its affiliates and related entities. The Executive acknowledges that she shall not be entitled to any direct or indirect compensation for any such incidental duties and that such duties shall be in addition to, and not in lieu of, her responsibilities hereunder. The Executive shall provide all personal information requested of her and submit to any criminal, credit or background investigations required by regulatory agencies.

3. Compensation.

(a) The Employer shall pay the Executive a base salary at an annualized rate of $16,666.67, payable on a periodic basis consistent with the Employer’s payroll procedures (the “Base Salary”). Compensation payable to the Executive from the Employer or its affiliates shall be subject to all applicable withholding taxes, normal payroll withholding and any other amounts required by law or the terms of any applicable benefit plan or program to be withheld.

(b) Upon execution of this Agreement, the Executive shall be entitled to a signing bonus equal to $2,500, which shall be paid with the first Base Salary payment through payroll provided that the Executive shall have provided documentation to the Company demonstrating that she would have received at least that amount from her prior employer (other than as base salary) had she remained employed.

(c) During the period of the executive’s employment hereunder (and, if the Executive is terminated on or prior to September 30, 2012 without cause and the Employer has not consummated a public offering of its equity securities, for six months thereafter), the Executive shall be provided with a reimbursement of up to $183.33 per month, grossed-up on the basis of the Executive’s marginal federal and state tax rate, to reimburse the Executive for the documented expense of obtaining health insurance coverage.

4. Reimbursement of Business Expenses.

The Employer shall reimburse the Executive in accordance with Employer’s reimbursement policies for all reasonable out-of-pocket costs incurred or paid by the Executive in connection with, or related to, the performance of the Executive’s duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers, and/or such other supporting information as the Employer may reasonably request. The Executive shall obtain prior written approval from the Chief Executive Officer for all expenses in excess of US $1,000.00 in the aggregate.

5. Termination.

(a) The Executive shall be an employee “at will.” The employment of the Executive may be terminated by the Employer at any time with or without cause (including without limitation for any material breach of this Agreement by the Executive). The employment of the Executive shall terminate automatically if the Executive dies or becomes disabled to such an extent that the Executive is unable to carry out the Executive’s obligations under this Agreement in any material way.

(b) The Executive may terminate the Executive’s employment hereunder at any time, provided that the Executive shall give ninety (90) days’ prior written notice to the Employer prior to the effectiveness of any resignation of the Executive’s employment, unless such notice is waived by the Employer in whole or in part (in which case such resignation shall be effective as of the date of such waiver).

(c) If the Executive is terminated by the Employer, with or without cause, then, except as required by law, the Employer shall have no further obligations with respect to Executive’s employment hereunder or otherwise from and after the date of said termination (except payment of (i) the Base Salary then in effect through the date of termination and (ii) subject to Section 4, any expenses that were incurred prior to the date of termination for which reimbursement was not made as of such date), and the Employer shall continue to have all other rights available hereunder.

(d) Notwithstanding the foregoing, if the Executive is terminated on or prior to September 30, 2012 without cause and the Employer has not consummated a public offering of its equity securities, then the Executive shall be entitled to receive a payment equal to six (6) months’ of the Base Salary within ten (10) business days of such termination. In order to be entitled to such severance payment and the post-termination payments provided for in Section 3(c), the Executive shall within such period execute a general release of the Employer in form and substance satisfactory to the Employer.

(e) For the purposes of this Agreement, “cause” shall mean any of the following: (i) gross negligence or willful misconduct in the performance of the Executive’s duties hereunder; (ii) conviction of, or the entry of a plea of guilty or nolo contendere with respect to, any felony, or any misdemeanor involving dishonesty, fraud or moral turpitude; (iii) the occurrence of any wrongful and intentional act or omission by the Executive which has had or would reasonably be expected to have a material adverse impact on the business, properties, results of operations, condition (financial or otherwise) or prospects of the Employer; (iv) refusal or failure by the Executive to follow the lawful directives of the Chief Executive Officer or the board of directors of the Company, provided that, with respect to the first two refusals or failures, such refusal or failure is not cured within three (3) days after notice is given to the Executive of such refusal or failure; (v) any material breach of this Agreement by the Executive not cured within ten (10) days after written notice to the Executive or (vi) failure to (A) comply with any information or other requests of the Employer or any regulatory agency or representative thereof in connection with any investigation conducted pursuant to Section 1 or Section 2(c) (or any adverse determination in connection with any such investigation) or (B) maintain any license or registration within the scope of Section 2(c).

6. Non-Solicitation.

(a) During the Contract Period, the Executive will not, for the Executive’s own benefit or for the benefit of any person other than the Employer, (i) solicit, or assist any person to solicit, any officer, director, executive or employee of or consultant to the Employer or Golden Pegasus Racing Incorporated (“Golden Pegasus” and, together with the Employer, the “Protected Employers”) to leave his or her employment with or terminate his or her engagement by any Protected Employer, (ii) hire or cause to be hired any person who is then, or who at any time within the preceding twelve (12) months was, an officer, a director, an executive or an employee of or consultant to any Protected Employer or (iii) engage any person who is then or who at any time within the preceding twelve (12) months was, an officer, director, executive or employee of or consultant to an Protected Employer as a partner, contractor, sub-contractor or consultant or in any other capacity whatsoever.

(b) During the Contract Period, the Executive will not interfere with any of the business relationships of any Protected Employer.

(c) The Executive acknowledges that the above covenants are reasonable on their face, and the parties expressly agree that such restrictions have been designed to be reasonable and no greater than is required for the protection of the Protected Employers and are a significant element of the consideration hereunder.

7. Confidential Information.

(a) The Executive shall not (for the Executive’s own benefit or the benefit of any person other than a Protected Employer) use or disclose any information with respect to a Protected Employer (collectively, “Confidential Information”). Confidential Information does not include general skills, experience or information that is generally available to the public, other than information that has become generally available as a result of the Executive’s direct or indirect act or omission. Notwithstanding the foregoing, the Executive may disclose Confidential Information (i) if compelled to disclose the same by judicial or administrative process or by other requirements of law or regulation (but subject to the following provisions of this Section 7(a)), (ii) if the same hereafter is in the public domain through no fault of the Executive or (iii) if the same is later acquired by the Executive from another source that is not under an obligation to another person to keep such information confidential. If the Executive is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such information, the Executive shall provide the applicable Protected Employer with prompt written notice of any such request or requirement so that such Protected Employer may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 7(a). If, in the absence of a protective order or other remedy or the receipt of a waiver by the applicable Protected Employer, the Executive nonetheless, based on the written advice of outside counsel, is required to disclose such information to any tribunal or in accordance with applicable law or regulation, the Executive, without liability hereunder, may disclose that portion of such information which such counsel advises the Executive he or she is legally required to disclose.

(b) Upon the effective date of the Executive’s or the Employer’s election to terminate the Executive’s employment with the Employer or at any time upon the request of any Protected Employer, the Executive (or the Executive’s heirs or personal representatives) shall deliver to the applicable Protected Employer all documents and materials containing Confidential Information and all other documents, materials and other property belonging to the Protected Employer, which in either case are in the possession or under the control of the Executive (or the Executive’s heirs or personal representatives).

(c) All discoveries and works made or conceived by the Executive during and in the course of the Executive’s employment by the Employer, jointly or with others, that relate to the Employer’s activities shall be owned and assignable by the Employer. The terms “discoveries and works” include, by way of example, inventions, computer programs (including documentation of such programs), technical improvements, processes, drawings, and works of authorship, including all publications which relate to the Business or the business, operations or activities of any customer or client of the Employer. The Executive shall promptly notify and make full disclosure to, and execute and deliver any documents reasonably requested by, the Employer to evidence or confirm title to such discoveries and works by the Employer, assist the Employer in obtaining or maintaining, at the Employer’s expense, United States and foreign patents, copyrights, trade secret protection and other protection of any and all such discoveries and works, and promptly execute, whether during the Executive’s employment or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Employer or its assignees and to protect its title thereto. Any discoveries and works which, within six months after the termination of the Executive’s employment hereunder, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by the Executive and which pertain to work performed by the Executive while with, and in the Executive’s capacity as an employee of, the Employer shall, as between the Executive and the Employer, be presumed to have been made during the Executive’s employment by the Employer.

8. Enforcement.

The Executive agrees that because damages arising from violations of Sections 6 and 7 are extremely difficult to quantify with certainty, injunctive relief will be necessary to effect the intent of such Sections. Accordingly, the Executive acknowledges that any Protected Employer will be entitled to seek the imposition of a preliminary or permanent injunction as a remedy to the Executive’s breach of Section 6 and 7 (without any requirement that the Protected Employer post a bond).

In the event that any court of competent jurisdiction shall determine that any one or more of the provisions contained in Sections 6 and 7 shall be unenforceable in any respect, then such provisions shall be deemed limited and restricted to the extent that the court shall deem the provision to be enforceable. It is the intention of the parties to this Agreement that the covenants and restrictions in Sections 6 and 7 be given the broadest interpretation permitted by law. The invalidity or unenforceability of any provision of any provision therein shall not affect the validity or enforceability of any other provision hereof. If, in any judicial or arbitration proceedings, a court of competent jurisdiction or arbitration panel should refuse to enforce all of the separate covenants and restrictions in such Sections, then such unenforceable covenants and restrictions shall be eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants and restrictions to be enforced in such proceeding.

9. Property of Employer.

The Executive acknowledges that from time to time in the course of providing services pursuant to this Agreement, the Executive shall have the opportunity to inspect and use certain property, both tangible and intangible, of the Employer, and the Executive hereby agrees that such property shall remain the exclusive property of the Employer and the Executive shall have no right or proprietary interest in such property, whether tangible or intangible including, without limitation, the customer and supplier lists, contract forms, books of account, computer programs and similar property of the Employer.

10. Miscellaneous.

(a) All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in writing from time to time.

(b) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

(c) This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including any prior employment agreement or offer letter between the Executive and the Employer.

(d) This Agreement may be amended or modified only by a written instrument executed by both the Employer and the Executive.

(e) This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Florida, without the application of conflicts of law provisions thereof.

(f) Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York, New York before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and pursuant to JAMS’ Streamlined Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. Notwithstanding the foregoing, any controversy or claim arising out of or relating to any claim by the Employer for temporary or preliminary relief with respect to Section 6 or 7 of this Agreement need not be resolved in arbitration. The Executive acknowledges that this agreement to submit to arbitration includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Family and Medical Leave Act, the Employee Retirement Income Security Act, and the Americans With Disabilities Act, and all similar state laws, and the Executive hereby waives all rights there under to have a judicial tribunal resolve such claims.

(g) This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns; provided, however, that the obligations of the Executive are personal and shall not be assigned or delegated by the Executive. Golden Pegasus shall be a third party beneficiary hereof and shall be entitled to enforce the Executive’s obligations with respect to Golden Pegasus.

(h) No delays or omission by the Employer or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Employer or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(i) The captions appearing in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(j) In case any provision of this Agreement shall be held by a court with jurisdiction over the parties to this Agreement to be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby

(k) This Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall constitute a single agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PERFECT STING RACING CORPORATION

By:	/s/ Jack Brothers
Jack Brothers

EXECUTIVE:

/s/ Samira Sharmouj
Name: Samira Sharmouj